Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 30, 2004 relating to the financial statements of Covanta ARC Holdings, Inc. (formerly American Ref-Fuel Holdings Corp. and Subsidiaries) for the period from January 1, 2003 to December 12, 2003, which appears in the Current Report on Form 8-K of Covanta Holding Corporation dated April 7, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
May 12, 2006